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                              AMEXDRUG CORPORATION
                     8909 West Olympic Boulevard, Suite 208
                         Beverly Hills, California 90211



May 24, 2007

United States Securities
  and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

     Re:  Amexdrug Corporation
          Item No. 4.01 Form 8-K
          Filed May 2, 2007
          File No. 001-10304

Ladies and Gentlemen:

     In response to the Commission's letter to Amexdrug Corporation of May 8, 2007, this letter will confirm the following:

     1. Amexdrug Corporation is responsible for the adequacy and accuracy of the disclosure in the filing;

     2. Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     3. Amexdrug Corporation may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

     If you have any questions concerning this letter which has been provided at your request, please let me know.

     Sincerely,

     AMEXDRUG CORPORATION


     /s/ Jack Amin
     Jack Amin
     President












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